Exhibit 99.1

Press Release For immediate release
Invesco Real Estate Income Trust Inc. Closes Two Credit Transactions Totaling $51.8 Million in Commitments Contact: Jamie Braverman, jamie.braverman@invesco.com, 212-278-9630

DALLAS, October 12, 2022 – Invesco Real Estate Income Trust Inc. (“INREIT”), an institutionally managed, public non-listed REIT, announced today the origination of a floating-rate mezzanine loan in Philadelphia, Pennsylvania, as well as an investment into an affiliated credit fund. INREIT’s affiliated credit fund investment provides it with immediate access to a diversified portfolio of floating rate debt investments. This series of credit transactions totaled to a commitment of $51.8 million.

“We continue to see value in modern industrial properties in close proximity to major metropolitan areas,” said R. Scott Dennis, President and Chief Executive Officer for INREIT. “We are pleased that our investment in the sector now includes credit positions in addition to equity. These investments illustrate our ability to invest throughout the capital structure and help create mutually beneficial solutions for partners and borrowers.”

INREIT contributed $21.8 million to a mezzanine loan that was co-originated with a $55.0 million senior loan by Webster Bank to DH Property Holdings, a New York City-based real estate investment and asset management firm. Proceeds were used to refinance a build-to-suit, industrial development project located at 9801 Blue Grass Road, Philadelphia, Pennsylvania. The Class A logistics facility comprises 282,737 square feet with 52 foot clear heights, and is 100% leased to an investment-grade rated tenant for 10 years.

For more information about this investment and other INREIT properties, please visit https://www.invesco.com/inreit/investments.

About INREIT

Invesco Real Estate Income Trust Inc. (“INREIT”) is an institutionally managed, public non-listed, monthly NAV REIT investing in a diversified portfolio of high quality, income producing properties located throughout the United States. Its thematic approach to investing focuses on where people consume, live, innovate and connect. INREIT seeks to invest in properties with resilient income and appreciation potential. INREIT expects to diversify its portfolio over time, including on a global basis. INREIT is managed by Invesco Advisers, Inc., a subsidiary of Invesco Ltd. and the registered investment adviser for Invesco Real Estate, the real estate investment center of Invesco Ltd. For more information about INREIT, please visit www.inreit.com.

About Invesco Real Estate

Invesco Real Estate is a global leader in the real estate investment management business with $89.9 billion in real estate assets under management, 577 employees and 21 regional offices across the U.S., Europe and Asia (as of June 30, 2022). Invesco Real Estate was established in 1983 and today invests across the risk return spectrum, from core to opportunistic; in equity and debt; listed and direct; locally and globally. Invesco Real Estate is a business name of Invesco Advisers, Inc., an indirect, wholly owned subsidiary of Invesco Ltd. Invesco Ltd. is an independent investment management firm dedicated to delivering an investment experience that helps people get more out of life. NYSE: IVZ; http://www.invesco.com.